SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

----------------

FORM 8-K


CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):
December 20, 2001 (December 4, 2001)


Weirton Steel Corporation
------------------------------------------------------
Exact name of registrant as specified in its charter)


Delaware           1-10244         06-1075442
-------------          ------------     -------------------
(State or other jurisdiction  (Commission      (IRS Employer
of incorporation)             File Number)  Identification No.)


400 Three Springs Drive
Weirton, West Virginia             26062-4989
--------------------------------   ----------
(Address of principal executive offices)                (Zip code)


Registrant's telephone number, including area code: (304) 797-2000




Page 1 of 3 pages

Item 5.  Other Events.

     On November 1, 2001, Weirton Steel Corporation (the 'Company') filed a Registration Statement on Form S-4 (followed by subsequent amendments on November 21, 2001 and November 30, 2001) regarding a proposed exchange offer and consent solicitation relating to the Company's outstanding 11 3/8% Senior Notes due 2004 (the 'Senior Notes due 2004') and 10 3/4% Senior Notes due 2005 (the 'Senior Notes due 2005' and together with the Senior Notes due 2004, the 'Senior Notes'), the terms of which are contained in the Registration Statement, as amended. In addition, the City of Weirton, West Virginia has agreed to make a similar offer and consent solicitation for its 8 5/8% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due November 1, 2014 (the 'Bonds'), which are secured by the Company's obligation to pay the City of Weirton under a related loan agreement.

     An unofficial committee comprised of holders of a majority of the outstanding Senior Notes has been formed and, through financial and legal advisors, has commenced discussions with the Company regarding the terms of the proposed exchange offer. Accordingly, the Company does not anticipate that the proposed exchange offers for the Senior Notes and the Bonds and the related consent solicitations will commence until early in the first quarter of 2002.

     As indicated in its filings, the Company did not make the semi-annual scheduled interest payment due on December 1, 2001 with respect to the Senior Notes due 2005 and does not intend to make the similar scheduled interest payment due on January 1, 2002 with respect to the Senior Notes due 2004. The Company had made the last semi-annual interest payment to the City of Weirton in respect of the Bonds due on November 1, 2001. The holders of at least 25% of the outstanding Senior Notes have the right to cause those notes to be accelerated following the expiration of a 30-day grace period after the Company's default in making the applicable interest payment. The Company believes that it will obtain the agreement of the unofficial committee to forbear exercising these remedies during the course of negotiations. The Company's new senior secured bank credit facility provides that the Company's failure to pay interest on the obligations represented by the Senior Notes and the Bonds will not be considered an event of default under that facility, unless the obligations are accelerated.

Item 7.  Financial Statements and Exhibits.

     None



Page 2 of 3 pages


SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  December 20, 2001     WEIRTON STEEL CORPORATION



     By:   /Mark E. Kaplan/
     ------------------------------------
     Mark E. Kaplan
     Senior Vice President-Finance & Administration












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